Exhibit 99.1

Active Power Appoints Randall J. Adleman Vice President of
Global Sales and Marketing

Power Quality and Energy Storage Executive to Lead
Sales and Marketing Execution Worldwide

AUSTIN, Texas (Nov. 5, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, announced it has named Randall J. Adleman as vice president of Global Sales and Marketing. Adleman will join the company effective Nov. 18, 2013, and report directly to Mark A. Ascolese, president and CEO, for Active Power. Adleman will replace Martin Olsen who previously served in this capacity.

“Randy is an accomplished executive with an extensive sales and marketing leadership background in the power quality, energy storage, and enterprise software sectors,” said Ascolese. “He has a talent for turning around sales organizations to help drive profitable growth and increase customer satisfaction. I’m excited to have Randy join Active Power and bring his talents to help us capture the opportunity ahead.”

“Active Power has a unique core technology with a value proposition that resonates with some of the most respected brands in the world as evidenced by the organization’s marquee customer base,” said Adleman. “I believe this company has a tremendous opportunity to capitalize on the trends fueling its key markets and I look forward to working with a talented group of sales and marketing professionals to move the business forward.”

Randall J. Adleman Executive Bio
RJ Adleman brings more than two decades of sales and marketing leadership to Active Power. He has an extensive track record building and growing championship caliber sales teams and designing and implementing multi-channel sales and marketing programs for several global organizations.

Prior to joining Active Power, Adleman served as vice president of Sales and Marketing for Valence Technology, an Austin based global manufacturer of large format energy storage solutions where revenues doubled during Adleman’s tenure since 2010.

Adleman has held various sales and marketing executive leadership roles including serving as senior vice president, Sales and Implementation Services, at Misys, an enterprise software provider, and vice president, Global Sales and Service, at Ingersoll Rand Energy Systems.
He also served as vice president, Secure Power Americas Group, at Invensys’ Powerware division, now part of Eaton Corp. While at Powerware, Adleman led all sales and service efforts for the U.S. commercial, federal, and Latin American businesses. In this role, he managed both direct and multi-tiered indirect channels of distribution including hundreds of manufacturing representatives, distributors, and resellers.

Adleman holds an undergraduate degree from Colgate University and a master’s in Business Administration with a concentration in Marketing from Fairleigh Dickinson University.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Such statements include those related to helping us capture the opportunity ahead, the tremendous opportunity to capitalize on the trends fueling our key markets, and moving the business forward. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power’s filings with the Securities and Exchange Commission for more information on the risk factors that could cause our actual results to differ from our forward looking statements.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 656-9435
ron@liolios.com	lhiggins@activepower.com

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